Exhibit 99.1

Humanigen Reports Third Quarter 2022 Financial Results

SHORT HILLS, N.J. November 14, 2022--(Business Wire) -- Humanigen, Inc. (Nasdaq: HGEN) (Humanigen), a clinical-stage biopharmaceutical company focused on developing lenzilumab (LENZ®), a first-in class antibody that neutralizes granulocyte-macrophage colony-stimulating factor (GM-CSF), today reported financial results for the third quarter and nine months ended September 30, 2022.

In July 2022, the company announced a strategic realignment of its pipeline, resources and regulatory strategy. The company is accelerating the development of lenzilumab in chronic myelomonocytic leukemia (CMML), a rare blood cancer, for which the PREACH-M study is already underway. The company is also continuing its plans for the RATinG study in acute graft versus host disease (aGvHD) that occurs in patients undergoing bone marrow transplant. These studies are majority funded by the company’s partners. In addition, the company is currently assessing requests for investigator-initiated trials (IITs) of lenzilumab in combination with CAR-T therapies. The company also plans to continue the development of ifabotuzumab, an EpAh-3 targeted monoclonal antibody currently in Phase 1 development, as part of an antibody drug conjugate (ADC), for certain solid tumors. Under the realignment plan, the company will deemphasize the deployment of resources for the development of lenzilumab for COVID-19 and currently does not plan to pursue regulatory pathways, pending further data from ACTIV-5/BET-B or a future large-scale study in which lenzilumab may be a part. In a continuation of the strategic realignment, the company has engaged SC&H Capital, an affiliate of SC&H Group, to advise Humanigen on exploration of strategic options to maximize value around its pipeline. SC&H is an investment banking and advisory firm providing merger and acquisition (M&A), financial restructuring and related business advisory solutions to emerging and growing companies. Humanigen's board of directors has not set a timetable for the conclusion of its review of strategic alternatives, and there can be no assurance that this process will result in any transaction.

Third Quarter and Nine Months Ended September 30, 2022 Financial Results

Net loss for the quarter ended September 30, 2022 was $23.7 million, or $0.23 per share, as compared to $66.7 million, or $1.12 per share, for the quarter ended September 30, 2021. The net loss for the nine months ended September 30, 2022 was $75.1 million or $0.95 per share, as compared to $203.1 million or $3.56 per share for the nine months ended September 30, 2021. The decrease in net loss for both periods was largely due to a decrease in expenses, mainly Research and Development (R&D) expense. R&D expense decreased by $41.9 million from $60.8 million for the three months ended September 30, 2021 to $18.9 million for the three months ended September 30, 2022 and decreased by $121.2 million from $183.8 million for the nine months ended September 30, 2021 to $62.6 million for the nine months ended September 30, 2022. The decrease in R&D expense is primarily due to decreased lenzilumab manufacturing costs for the quarter ended September 30, 2022 of $38.4 million, and for the nine months ended September 30, 2022 of $108.7 million.

Cash and Cash Equivalents

Net cash used in operating activities, net of balance sheet changes, was $62.1 million for the nine months ended September 30, 2022. During the first nine months of 2022, the company sold shares of its common stock under its At-the-Market (ATM) facility, raising net proceeds of approximately $41.8 million. As of September 30, 2022, the company had cash and cash equivalents of approximately $24.7 million.

A summary of key financial highlights as of and for the three and nine months ended September 30, 2022 and 2021 is as follows ($ in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

License revenue	$221	$1,036	$2,293	$2,558

Research and development	18,929	60,811	62,587	183,757
General and administrative	4,013	6,204	12,307	19,228

Loss from operations	(22,721)	(65,979)	(72,601)	(200,427)

Net loss	$(23,693)	$(66,739)	$(75,120)	$(203,109)

Net loss per common share	$(0.23)	$(1.12)	$(0.95)	$(3.56)

Weighted average common shares	101,422,027	59,486,626	79,179,209	56,997,039

	September 30, 2022	December 31, 2021

Cash and cash equivalents	$24,725	$70,016

Current assets	$25,878	$70,971

Current liabilities	76,387	68,725

Working capital	$(50,509)	$2,246

About Humanigen, Inc.

Humanigen, Inc. (NASDAQ: HGEN) (Humanigen), is a clinical-stage biopharmaceutical company focused on developing lenzilumab, a first-in-class antibody that binds to and neutralizes granulocyte-macrophage colony-stimulating factor. Humanigen is developing lenzilumab as a treatment for chronic myelomonocytic leukemia and acute graft versus host disease. Humanigen is also exploring use of lenzilumab to prevent toxicities associated with CAR-T therapy through investigator-initiated trials. Humanigen is also developing an antibody drug conjugate (ADC) utilizing its EphA-3 targeted monoclonal antibody ifabotuzumab (ifab) for solid tumors. For more information, visit www.humanigen.com and follow Humanigen on Twitter.

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment, and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct, and you should be aware that actual events or results may differ materially from those contained in the forward- looking statements. Words such as “will,” “expect,” “intend,” “plan,” “potential,” “possible,” “goals,” “accelerate,” “continue,” and similar expressions identify forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in our lack of profitability and need for additional capital to continue as a going concern; our ability to successfully execute the strategic realignment of our pipeline and resources; our ability to identify and execute upon a strategic transaction to maximize value for our stakeholders; our dependence on partners to further the development of our product candidates; the uncertainties inherent in the development, attainment of the requisite regulatory authorizations and approvals and launch of any new pharmaceutical product; the outcome of pending or future litigation or arbitration; and the various risks and uncertainties described in the "Risk Factors" sections of our latest annual and quarterly reports and other filings with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof, to reflect new information or the occurrence of unanticipated events, or to update the reasons why actual results could differ materially from those anticipated in the forward-looking statements, in each case, except as required by law.

LENZ® and Humaneered® are trademarks of Humanigen, Inc.

Humanigen Investor Relations

Ed Jordan

Chief Commercial Officer

IR@humanigen.com

650-243-3181

Source: Humanigen, Inc.